Exhibit 23.1

Collins Barrow Toronto LLP 11 King Street West Suite 700, P.O. Box 27 Toronto, Ontario M5H 4C7 Canada T. 416.480.0160 F. 416.480.2646 www.collinsbarrow.com

February 12, 2016

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sirs/Mesdames:

Re: Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated February 12, 2016 pertaining to the Concordia Healthcare Corp. Long Term Incentive Plan and the Concordia Healthcare Corp. 2013 Stock Option Plan of our report dated March 19, 2015, to the shareholders of Concordia Healthcare Corp. on the following consolidated financial statements:

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Consolidated balance sheets as at December 31, 2014 and 2013 the related Consolidated Statements of Income and Comprehensive Income, the related Consolidated Statements of Changes in Equity and the related Consolidated Statements of Cash Flows for the years then ended, and the related Notes thereto, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Collins Barrow Toronto LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

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